FINAL TRANSCRIPT

Thomson StreetEvents℠

BRLI - Q4 2011 Bio-Reference Laboratories Inc Earnings Conference Call

Event Date/Time: Dec. 08. 2011 / 3:30PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Tara Mackay
Bio-Reference Laboratories, Inc. - Director of IR

Marc Grodman
Bio-Reference Laboratories, Inc. - President and CEO

Sam Singer
Bio-Reference Laboratories, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Amanda Murphy
William Blair & Company, L.L.C. - Analyst

Stephen Shankman
UBS Investment Bank - Analyst

Dane Leone
Macquarie Bank - Analyst

Raymond Myers
The Benchmark Company - Analyst

Erin Wilson
Bank of America Merrill Lynch - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter fiscal year 2011 Bio-Reference Laboratories earnings conference call. My name is Tahitia, and I will be your operator for today.

At this time, all participants are in a listen only mode. Later we will conduct a question-and-answer session. (Operator Instructions)

As reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Ms. Tara Mackay, Investor Relations. Please proceed.

Tara Mackay - *Bio-Reference Laboratories, Inc. - Director of IR*

Thank you and good morning. Welcome to Bio-Reference Laboratories' fourth-quarter and fiscal year 2011 earnings conference call. Bio-Reference Laboratories is one of the largest independent regional full-service laboratories in the country, with focus marketing capabilities in the areas of genomics, oncology, women's health, correctional health, and physician office pathology.

Leading us on the call today will be Dr. Marc Grodman, President and Chief Executive Officer, and Sam Singer, Chief Financial Officer. Some of the commentary made in this presentation may relate to future results and events. Statements regarding the Company's revenue and earnings guidance are based in the Company's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties including general economic and business conditions; future regulatory requirements and mandated pricing reimbursement; the service, customer, and geographic market mix of any particular period; the Company's ability to effectively manage its operating costs and collect its receivables in a timely fashion; on the level of demand for the Company's products and services; and on the Company's ability to manage its supply and delivery logistics in such an environment.

Additional discussion of these and other factors affecting the Company's business prospectus is contained in the Company's periodic filings with the Securities and Exchange Commission.

I will now turn the call over to Dr. Marc Grodman, President and Chief Executive Officer.

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

Tara, thank you very much. First of all, I want to apologize for the lack of notice with regard to today's call. I understand this is somewhat unusual for us. We are usually pretty consistent on how we do things. But given all the recent chatter, we believed it was important to get our results out early, and that the exclamation point on us for the year should be made by us, and focus on our performance in our position for the future. This is how we should be defined.

That definition as seen by results, record revenue, record net income, record cash flow, which might seem surprising in the context of the chatter, is not at all surprising in the context of our performance over the past 25 years. This is a strong, innovative clinical laboratory that relies on science and service to achieve unprecedented and remarkably consistent growth.

I will have more comments. I would like to turn the call over to Sam Singer to put more highlights on our financial performance. Sam?

Sam Singer - *Bio-Reference Laboratories, Inc. - EVP and CFO*

Good morning, everyone. During the fourth quarter of fiscal year 2011, which ended on October 31, 2011, Bio-Reference recorded record net revenues of $151,297,000 compared to $126,596,000 in the fourth quarter of the prior fiscal year, an increase of 20%.

Gross profit on revenues for the current quarter were $74,914,000, representing a gross profit margin of 50%. In the fourth quarter of the prior year, gross profit on net revenues was $62,965,000, representing a gross profit margin of 50%.

Earnings per share on net income after taxes was $0.37 per share in the current quarter versus $0.31 per share in the prior year quarter.

Patient count for the current quarter increased to 1,822,000 from 1,535,000 for the prior year quarter, an increase of 19%. Our net revenue per patient for the fourth quarter just ended was $82.35 compared to $81.83 per patient in the same quarter of the prior fiscal year, an increase of 1%.

On October 31, 2011, working capital was $124,266,000, a 39% improvement over the $89,459,000 that we reported on October 31, 2010. Our days sales outstanding on October 31, 2011, was 91 days.

Our net revenues were $558,642,000 for the 12-month period ended October 31, 2011, which represents a 22% increase over the net revenues in the prior year.

Gross profit on net revenues for the current 12-month period was $270,789,000 or 48% compared to the prior fiscal year of $222,772,000 or 49%. Income after taxes increased to $36,309,000 in the current 12-month period from $26,381,000 during the prior period, a 38% increase.

Earnings per share for the 12 months on income after taxes increased to $1.29 per share on a fully diluted basis from $0.94 per share for the prior fiscal year. Patient count for the current year increased to 6,739,000 and 5,607,000 for the prior year, an increase of 20%. Our net revenue per patient increased 2% to $82.25 from $81.03 in the prior year.

Thank you. I will now return the call to Dr. Grodman.

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

Sam, thank you very much. I referenced chief strong operating results for fiscal year 2011, notably in the fourth quarter where we posted record revenues, record net income and record cash flow. This fiscal year of 2011 marks our 18th year of 20% compound annual revenue growth. It is an impressive record of sustained growth by any standard.

With growth comes greater capabilities leading to greater opportunities which we expect to result in further growth. We have been transparent in our formula for success. We recognize that the clinical laboratory testing market is, in fact, defined by many submarkets that are, in turn, identified by practice specialty, by geographic region, or by physician customer base.

Bio-Reference identified markets -- correctional health, women's health, cancer, genetics -- where we can differentiate ourselves. We then invest in better science and better service to grow our market share. And then we must execute. And clearly, clearly my money -- both figuratively and literally -- is on us to be able to accomplish those goals.

Over the past year we have announced several initiatives for 2012. We have already begun offering a wider sweep of prenatal testing over the past few months. And we have seen some uptick in that business, but we are now set on February as a planned release date for our disruptive new pan ethnic carrier screening test, Inherigen, which will be the flagship product upon which we will be basing our national entry into this market.

We believe the key to success in women's health is to provide one-stop-shopping for needs in genetics, infectious diseases and cancer. And through these products that we have introduced -- Inherigen, GenPap, GenomeDx and other new programs, as well as our strong specialized national sales force, we will be able to succeed. It is this combination of science and service that gives us our advantage.

In January we will also be introducing OnkoMatch, our tumor genotyping program for solid tumor cancers, which was developed under a commercialization agreement with Massachusetts General Hospital. Patients from all over the country will have their tumor profiled, not only to find the right therapy, but also to identify if their tumor can be helped with any of the scores of drugs made in (inaudible) working in clinical trials that are available only now to those with specific genetic mutations.

As I have spoken recently in public forums, put this into perspective. Your mother has lung cancer. There are a handful of drugs that are used, one or two of which require a specific test, a specific genetic mutation. But there are four or five others that are being evaluated today in clinical trials that require testing for specific genetic markers.

Do you want to know? Lung cancer -- do you want to know? And depending on the tumor type, would you spend $500 for that information? This is the proposition that we will offer in the coming year.

We have also recently begun marketing our women's health program in the state of New York, where we had previously been unable to offer our proprietary laboratory-developed test that underlie the superior value of our program. Prior to introducing our women's health program nationally, our largest source of women's health testing was from the state of New York. We spent the past few years working to get approvals.

Early this month we began offering our program. It is too soon to offer any quantitative value to the new program, but it has been enthusiastically received by our current physician clients as well as potential new ones who have not used our service in the past.

We expect these three programs to serve as incremental growth drivers aggressively as the next year unfolds. We have talked about these programs for quite a while, and we have sought to introduce them for several quarters. We have been introducing innovative testing for many years now, and the one thing that we know for sure is that in order to offer pioneer testing, you better make sure it is fully vetted and ready for distribution.

These are disruptive tests that will change the way physicians diagnose their patients in many cases. And we have carefully been preparing to offer them. Our marketing department is ready; the lab is ready; logistics is ready. Our national sales force is scheduled to be fully prepared and trained by the end of January.

These are innovative, insightful new diagnostic programs that will change, we think, as we've -- health care, the same way that our women's health program has changed the way gynecologists provide better health care.

For the past few years we have heard criticism from our competitors about our women's health program. That criticism has mostly been silenced, as all or virtually all of our major competitors have now introduced programs that have tried to provide the same ease and breadth of testing that we offer. We believe our program continues to be the best in the market, and we continue to grow the business.

Our market share has continued to grow even as the competition joins the market. Our regional business continues to grow steadily. You only need to look at our patient count numbers to identify the success of this program. And despite the effects of weather, which particularly affected this regional business, we saw our patient count grow by nearly 20%.

As I mentioned before, these initiatives are just some of the growth drivers, but the underlying ability to grow rests on the infrastructure we've built over two decades -- the strongest and best-trained sales force in the industry; the best marketing department I have ever witnessed; a logistical crew that has gone from being a regional service provider to a national one over the past five years without a hiccup, without a pause; a technical department that works at the highest standard and introduces new tests with outstanding rigor; and a scientific clinical staff that is second to none.

These are the ultimate growth drivers of the Company. I want to discuss some of the financial metrics for the quarter and for the year. Net revenues for the quarter grew almost 20%, and patient count for the quarter grew just shy of 19%. Strong numbers on tough comparables from the previous year.

Net income for the quarter was $0.37, despite what we estimate to be a loss of about $0.02 due to the unusual weather-related events, based on the average daily expected volume during the period affected by the weather.

In August, I am sure anyone on the east coast of the country will recall the devastating effects of, to the New York area, of Hurricane Irene. And more recently, most of us can still see the effects of the first snowstorm in October in nearly a century. Many of us remember that, being out of power for weeks.

Notwithstanding those two events, we still posted record numbers. Patient count continued to show overall strength of our business model. Our growth was across all areas of our business, with routine and esoteric work expanding in equal amounts. I think it is important to note that the routine work is not only coming from the Northeast region, but in many cases accompanies specialty physicians around the country, creating a new revenue stream and greater opportunities for expansion.

Our national sales force continues to report solid growth and opportunity for growth throughout the country. This change, as well as our continued success and an increasing regional footprint, has allowed both our esoteric numbers and revenue-per-patient to level out. Esoteric percentage was between 58% and 59% for the quarter compared to 57% for the previous year.

Revenue per patient was $82.35 compared to $81.83 the previous year. Gross margin for the quarter was just under 50%, for the quarter. In fact, it was almost identical to the same quarter last year, and somewhat improved from our performance throughout the year.

That is an encouraging trend. There are two major factors that are accounted for our challenges regard to gross margin that I would like to discuss. The first factor I have already alluded to. We have continued to incur expenses preparing for the new prenatal and tumor genotyping programs with virtually no revenue from either program. We have built whole new departments. And any of you who have been out here recently, and we encourage all people who have interest, to see what we have built.

These new departments that we have built will only begin generating revenues this coming fiscal year. We expect that these programs will start generating revenue on an incremental basis starting in the second quarter of 2012.

It is going to take time to introduce the programs at the physician office level, but we have clear indications of interest and excitement from our presale discussions with both existing and potential clinicians. Our sales force has been anxiously awaiting the opportunity. And we believe these programs will show incremental growth throughout the remainder of the fiscal year.

The second factor, and I talked about this on the last call, is that esoteric testing does not always generate higher reimbursements. The cost associated with these kinds of testings often is higher. And as we grow we have increased our business with managed care payors that have negotiated lower rates for many of these services.

We are in-network with hundreds of payors -- that minimizes it -- throughout the country. In fact, we have executed over 65 new agreements in the last 18 months as we have gone around the country. And the ultimate effect of being in-network is ongoing pricing pressure.

There is no alternative for any national laboratory, which we are most certainly a national laboratory, but to obtain in-network status, which we have done. The concept of doing a test out of this system, or to obtain favor of billing as a physician practice, is not sustainable in the long run if you aspire to be a major provider. We grow with innovation. That innovation yields gains in market share. But innovation also means providing more services through technology.

In regard to both OnkoMatch and Inherigen, we will be providing more information. Another lab might see this as a billing opportunity. We don't. We won't. Our way to grow must be to provide more for less and thereby gain market share.

We've said for years there has always been a downward trend to reimbursement. That trend continues, and the government has become even more of a participant as it deals with its national debt crisis. What we have always done is to counteract this trend to expand market share and continue to offer innovative testing.

That is exactly what we strive to continue to do going forward. Having said that, we are encouraged by our fourth-quarter performance. We have seen some positive signs for additional leverage this year. In the fourth quarter, our sales rose greater than in the increase in our direct employee costs. In the coming year, we will be focusing on savings and our cost of goods and employing new strategies to accomplish these goals.

We must be mindful that to provide more for less as a way to gain market share, but we have to show better leverage as well. Speaking of leverage, other SG&A expenses. Other SG&A expenses, as defined by excluding sales, marketing and bad debt, have shown excellent leverage over the past year. In the fourth quarter we improved these other SG&A expenses, excluding those categories to around 13% as a percent of net revenues, an improvement of over 100 basis points, which is consistent with our over -- almost 100 basis points -- which is consistent with our over-100 basis point improvement for the full fiscal year. This is even more remarkable when seen in the light of the ongoing pricing pressures that I described earlier.

Sales and marketing expenses were a bit lower, both this year and for the quarter, coming in just around 9.5% for both periods. Bad debt for the period was just over 13%, but relatively consistent with the approximately 13.5% it has been all year, and for both the prior year and for the full year.

DSOs at the end of the fourth quarter were 91 days, down from 94 days in the prior year at the end of the fourth quarter, and down from 92 days at the end of the third quarter of fiscal year '11, consolidating the gains we made during fiscal year '09 and '10.

We believe that the modest improvements we have made in the past few years should be sustainable and continue. We continue to do a good job in collections. Cash flow from operations for Q4 fiscal year of '11 was over $19 million, the best the Company ever recorded, almost double the amount in the same period last year. Free cash flow for Q4 fiscal year '11 for this period was

over $15 million, representing maybe threefold that of the previous corresponding quarter last year, and clearly the best for any period in the Company's history.

These results should not be surprising. The cash flow challenges we faced have been well-chronicled. First of all, we have always shown improvement as we progress throughout our fiscal year. Part of that is attributable to how the month and holiday schedules work out. It is also related to getting past the co-pays and deductibles as the year progresses.

That pattern will not change. However, looking back over the past year, the cash flow certainly was in line with the massive investments that we have made in people, facilities, technology to create new testing programs and solutions.

For the quarter, the tax rate was 44.4% this year compared to the 41.7% for the same quarter last year. The tax rate for the year was nearly 44%, the same as last year. We expect it to be unchanged for the coming year, again, approximately 44%. But I think it is important to note, with regard to our performance, the higher tax rate that we have in the numbers this year versus where we were last year. Which puts, I think, our performance this year in even a better light.

Our fourth-quarter numbers provide great insight in the coming year. We expect that we will continue to grow. Of course, we are going to see the usual first-quarter pressures as health care takes a backseat to the holidays come up. But over the course of the year we anticipate continued, sustained growth. We will attack margins as we introduce new products, but we expect that pressure will be relieved as we gain acceptance of our new disruptive diagnostic solutions, which will enable our continued overall growth.

We foresee that payor pressure will continue, but expect that it will be offset by greater discipline and by more effective purchasing as we deal with the changing economy and the evolving stronger Company. We have shown modest, consistent DSO improvement and we have generated strong cash flow in the quarter. As we move through the year, we will seek to continue these positive trends.

There have been a number of distractions recently. Want to be clear, our first responsibility is to be sure that those distractions have no impact on the underlying business operations. To this point, we are exceedingly grateful that this appears to be the case. We recently announced a stock buyback of 1 million shares that will commence later this year. It will start when -- you know, we cannot buy back shares during closed periods, but we can during open periods. That will start for a few days after the announcement of our earnings.

And we will not rule out further purchases beyond that amount depending upon market conditions in the future. As we progress throughout the year, our Board will look critically at all aspects of our business as we head into exciting and challenging times.

Last year we continued our guidance, which has been consistent for quite some time. We said that we would grow revenues greater than 15% and net income by greater than 15%. We grew both by 20%.

We are now changing our outlook slightly. We still believe that we will increase our net revenues greater than 15%. I think it is worthwhile to mention that this increase in this past year we grew just over $100 million in revenues, an amount of business that might on its own represent one of the largest laboratories in the country.

We now estimate that we will grow net income by around 20%. We will remain focused on the future growth and performance and providing the best results for our shareholders, physician, clients, and patients they serve.

I want to make one other note, before we respond to questions. I don't think there would be any question to say that we've been challenged over the last month. The employees of Bio-Reference, the people who make up this Company, have responded to that challenge in every which way. There is a loyalty and a commitment to this Company that is simply undeniable. We cannot achieve the growth and success that we have over the past two decades without them. And they have given us and our clients incredible support.

Many of them listen to these calls. They have been great. And for them on the calls, I want to take this opportunity to thank all of them, because they define what makes Bio-Reference a special company.

I'm happy to take any calls, and any questions and thoughts about our performance.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Amanda Murphy, William Blair.

Amanda Murphy - *William Blair & Company, L.L.C. - Analyst*

Marc, I had a question for you on the routine side of the business. So I understand the esoteric side in terms of the growth, given that you have rolled out a few new platforms there, and it is a very service-driven business. But I'm curious if you could talk a little more about what is driving the share gains on the routine side. And just how you think about that piece over the coming year.

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

There are two -- I think that we have -- as I have said now for the last few quarters, we have seen growth in all elements of our business. We are a stronger laboratory as a regional laboratory than we have ever been before. Our capabilities are stronger. Our reputation is better. Our service level is higher.

We compete. Our inclusion in most managed care plans certainly goes in and helps us. We probably have the best combination within the regional network. And it has been a strong area for growth. Our informatics solutions that we have invested in for a long time, CareEvolve, are superb -- remember, we have -- what connectivity solutions we use, which is often important for regional business, we have 150 installations providing it for hospital labs around the country as they compete with national competitors.

So it has been a source of an important growth to us. There's an excitement about the field, and I think that we are committing resources to that area, where they stand out.

The other area of growth that we've had, which I have started to talk about today, is we are getting relatively routine clinical business from specialty accounts around the country. We are able to service those accounts. So it is another source of ongoing business.

The model of growth is gaining market share wherever one can. And as I have said many, many times before, technology allows us to do that. So competitively I think that we are a very, very strong competitor.

The other part about that is that the footprint keeps, on its own, getting larger. I have talked about this for almost a decade. So there is more and more work that comes in from not just the New York metropolitan area, but from the Northeast, the mid-Atlantic states, that see us as a meaningful provider.

So this clinical work continues to expand. And we do what we can to further the growth, and we do what we can to go where we can. And where we can service it, we're getting from specialty physicians around the country.

Amanda Murphy - *William Blair & Company, L.L.C. - Analyst*

I know you have added some patient service centers in other states, but if you think about the routine business, how much more infrastructure do you need to support meaningful volume increase on the routine side from outside of the New York region?

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

We are very, very careful on where we go in and add infrastructure. We are doing much more routine business that we are now actually doing it in Texas where we can. We are very careful on what we can do. We do a lot of analysis on what can we do locally to service, and what must be done here.

Clearly, all the testing that we do, all the esoteric testing that we do, all the tests that we do are only done in the facility where it was created, which is in New Jersey. But we do look opportunistically where we have a specific need elsewhere. But if we do that, it is what can we do to go do the business better? Where can we do it there locally, cheaper than flying it up over here, and get themselves out by six o'clock in the morning?

So where we do create new laboratories, we do so on a very limited infrastructure that is very much based on where we can go do it on a more profitable basis. So we are not looking to go in and create new big infrastructures around the country. We look for opportunistic ones that can just go in and be able to go provide the best service level, and balance that with the lowest cost.

Amanda Murphy - *William Blair & Company, L.L.C. - Analyst*

Okay. And then on the women's health side of the business, I guess two questions.

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

Sure.

Amanda Murphy - *William Blair & Company, L.L.C. - Analyst*

One, you made some comments about some early discussions with accounts on the prenatal side. I am just curious if you could expand there. What gives you confidence that you will see revenue contribution from that?

And then, secondly, have you made any more progress on the GenPap approval? I remember you got one approval at this point.

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

We are having ongoing -- we have new slates of products that are coming out. There are still in the hopper for, in terms of our women's health program, all panels that are within there that are moving along on the regulatory and approval process. There are a bit more things that we have gotten that are going to go beyond just doing our basic screen. And other products about that, that will let us be able to address issues in cervicitis and vaginosis that we think are important.

So that is progressing well. It is still not what we want to do, but we have some other ones we hope to be able to go talk about soon.

The reaction that we have had -- you know, when we talked about the prenatal market, I have now said this -- I've mention that all testing that a woman will have when they are going to have a child will change in the next few years. And one of the things that we did, and it has had some really very nice press, was our pan ethnic carrier screen, Inherigen.

And our recent meetings, where we have gone out and actually showed and demonstrated the project, and demonstrated the education materials that go along with it, have been remarkable. People get tested for carrier states. They don't know they have a disease. They may be a carrier for it.

And a lot of the emphasis in this has been around certain diseases. And a lot of it has been with certain ethnic groups. People have heard about Tay-Sachs disease. And they heard about Ashkenazi Jewish panels that have gone and more from being eight genes and God knows -- and many mutations, up to 16 genes and up to 42 mutations.

And what we started to realize was that these in fact were limited. And what we started, and what we worked on, and what we built on from scratch over the last year and a half -- and was only able to do it given the background of both GenPath and GeneDx, was to go look at all those clinical states, those carrier states, where if you knew you had it, there was something that you can do. You can provide more prenatal -- more neonatal help. You would be more prepared.

And this program, Inherigen, which looks at over 160 inheritable conditions and almost 600 mutations, when we introduced this at SGC or among genetic counselors and they saw this, we had incredible success. Because what really was provided was one-stop-shopping -- that if you were an outstanding geneticist, what would you want to know as a one-stop-shop to do it? Just as simple as you can.

And the materials we did, and the education we did and react we got from customers were superb. And so, this is important. Because when you think about -- the key is not the one special test. You don't want to make it hard for an account to send you a test. You want to be able to do it all. It takes more time. But you want to go in to a women's health account, whether it be a high-risk OB, and you want to be a one-stop-shop for genetic problems. You want to be able to go there and if they are -- whether they want and amni or a CVS or do arrays with that, you want to be able to offer that.

Also, if there was an issue with a carrier test that you need to go in and confirm what the partner has, you may have to do follow-up sequencing. And if you have an abnormality on a sonogram or an abnormality on a CVS or amnio, you may do follow-up sequencing. And there is simply no laboratory in the world that is more capable of doing sequencing for what may be rare disorders than GeneDx.

So the reaction to the PECS, the Inherigen, the pan ethnic carrier screen, has been exciting. But what makes it more exciting is that it is in the context of a whole suite of women's health services. That is what we have been working on for the last year. And that is what we remain excited about for the coming year.

Amanda Murphy - *William Blair & Company, L.L.C. - Analyst*

Okay, thanks very much.

Operator

Stephen Shankman, UBS.

Stephen Shankman - *UBS Investment Bank - Analyst*

Thanks. I was hoping to get a little bit more color around the 15%-plus revenue growth expected in fiscal 2012. So while I understand that reimbursement is constantly under pressure here, given the newer offerings I am curious about the overall pricing assumption built into the 2012 forecast. Should we continue to expect the kind of 1% to 2% price increases we saw this year, or perhaps something a little different?

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

I think that -- we're looking out for the new things that I mentioned in my comments, is that we have to go do more for less. So when we are looking at these, we are not only looking at these as being high -- what we are going to generate out of there, but it is how many more accounts we will gain because of them.

So I think that when I would roll it forward I would look at the same level of pricing pressures that we would go in and have. We are going to go in and we are going to be very conscious of trying to be able to get more for less. So I think pricing pressures we will go in and continue. But as we have done everywhere else, we are going to gain that through market share.

What we have talked about today was not only growing as the regional market, but growing as we get more full business and more accounts around the country. So that takes -- changes the mix a little bit, but it also guards against those pricing pressures that we would have just by going in for higher-priced testing alone. Does that help, Steve?

Stephen Shankman - *UBS Investment Bank - Analyst*

Yes, yes, that is helpful. Then maybe one for Sam. Regarding the cash flow from operations, which was obviously very strong this quarter. Can you help us break down the components of what drove that result, and how sustainable that is going into 2012?

Sam Singer - *Bio-Reference Laboratories, Inc. - EVP and CFO*

Yes, I can. The first thing is that the fourth-quarter cash flow is usually very strong. The big thing that drove that cash flow was, AR increased at only a 13% pace, while cash flow for the period increased 25%. So we're collecting 100% better than what our AR increase is.

Also, we reduced our DSOs. And each DSOs approximately $1.5 million. So if you have a $3 million -- three day decrease in DSOs, you have basically almost a $5 million increase in cash. So that was the main drivers of our betterment in cash flows.

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

Steve, one of the other comments about cash flow is that I think our third-quarter cash flow wasn't as good as it should have been. We are still a small enough company where we can have variations quarter by quarter. And as I said, these results really are more in line with where they have been.

They were kind of compressed in the fourth quarter, but the trend will go in and continue. Do I think the trend will continue? Yes, I think it will continue to show improvement year over year. It may be varied on where it is going to be, but I think we can show improvement.

Stephen Shankman - *UBS Investment Bank - Analyst*

Great, thanks very much for taking the questions.

Operator

Dane Leone, Macquarie.

Dane Leone - *Macquarie Bank - Analyst*

Thanks for taking the questions. Actually, following up on the last question, just maybe more perspective on an annual basis for cash flow. Looking at 2009 annually to where you ended 2011, revenues grew over 20%, well over 20% on a compound rate over that two-year period along with EPS. Yet, free cash flow is, on an adjusted basis, flat with 2009 and adjusted for that tax reversal and another item, you are still below that.

Given the ramp that I guess we are expecting, especially on these new products next year -- just on an annual basis, can you gives an idea of what we should be expecting? Because I think this has been a significant issue for the stock, or at least given people an opportunity to pick at the financials of the Company.

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

Sure. I think that you are -- we don't go give out specific cash flow projections. But I do think that we will be able to go in and show improvement. Or I would pick out the fact is that the cash flow where we are now for the year, is back on par where it was. I think the cash flow that we had for 2010 clearly was affected, and especially the free cash flow, by all the massive infrastructure increases that we did over this period of time.

I think what the numbers are telling you is, number one, is that we are back on track where we are. We're going to expect to be able to get it. That we are going to go in and we will lag behind in cash flow, as some other companies that don't grow as much and don't invest as much that we would. But that we will continue -- that we are back on track to where we should be to be able to go show -- to be able to go show improvement.

But I think that you're right. I think that the numbers that were lower for '10 is more reflective for that investment than certainly in terms of free cash flow.

Dane Leone - *Macquarie Bank - Analyst*

Okay, thank you. Maybe just moving on to the fluctuation in the stock price. I was curious to know, for your sales and marketing team, what percentage of their comp is actually given out in stock versus cash?

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

Zero.

Dane Leone - *Macquarie Bank - Analyst*

All cash?

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

Yes.

Dane Leone - *Macquarie Bank - Analyst*

Then, finally, just from the financial statements, can you just remind us how your poison pill works?

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

We do not have an effective poison pill to my -- at this point.

Dane Leone - *Macquarie Bank - Analyst*

Don't you have junior preferred stock that would --?

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

Well, but we don't have -- I don't think that we have any which is right now in effect. The last time that we have looked at this. (multiple speakers). There may be potential ones over there that we would be able to utilize, but I don't have any -- we have not really been focused on that right now.

Dane Leone - *Macquarie Bank - Analyst*

All right, thanks. (multiple speakers).

Operator

Raymond Myers, Benchmark.

Raymond Myers - *The Benchmark Company - Analyst*

Thank you. Dr. Grodman, I was hoping you could provide a little more detail to the market opportunities represented by some of your major initiatives here in 2012. The prenatal, pan ethnic panel, number one. The OnkoMatch tumor profiling, number two. And then the expansion of GenPap into New York as number three. I think what we would like to hear is how big are these opportunities? How fast do you think that we can address them and start generating revenue?

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

I think that we will go in and introduce them -- as I mentioned before, over in January and February depending on the product for this year. They will ramp up. We will see them throughout next year.

I think that OnkoMatch is an opportunity to go in. When we do new products, all of them is the basis to be able to go in and talk to accounts with something fresh. Because, remember, we offer in all these accounts, a whole suite of services that are unique. And we think the advantage we have is that we can provide one-stop-shopping.

So the market is considerable, especially when one looks at the pan ethnic carrier screens, because in something like that you're not just limited to maternal-fetal medicine or to high-risk OB/GYNs, but that is virtually any OB/GYN. And remember we only do, I think, 2% or 3% of the paps in this country. So the opportunities for more penetration, I think, is significant.

It is not my nature to quantify, but when you look at the small amount of business that we have relatively in this area, the opportunities are significant. In oncology there are a lot of competitors. We think that we have some serious products and diagnostic solutions between both OnkoMatch, as in addressing issues with solid tumors, as well as GenArray, the ability to go in.

I still believe we are the only commercial laboratory that provides CGH arrays as a way to monitor people with hematological malignancies in the context of the whole case.

So it just adds to the menu of things that we do that are aimed at personalizing cancer care. They are significant. I don't quantify the markets, but they are significant. And certainly in women's health, we are only scratching the surface of what we can do.

Raymond Myers - *The Benchmark Company - Analyst*

Okay, let me ask a somewhat related question. Over the past year, there was elevated investment in developing these products. I understand that the investment in these products will be slowing down as we move from development to launch.

Will there be additional products that you will be developing so that the accelerated expenses might continue as you develop the next stage of products? Or do we take a period to rebuild the gross margins and rebuild overall profitability?

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

I think that -- we spent a lot of time on these products, and I'm not going to -- and, of course, we will always go in and there will always be investments in new tests we are doing. But clearly the intense investment that was made over the last 18 months will slow down. The department we have created will now begin generating revenues and just basically being an expense. And I think that once we also -- with building out these departments and infrastructure -- that the ability and the additional incremental cost to be able to bring a new test will be coming down.

So if had to choose between taking a breath or just continue ramping up, clearly be more of a sense of taking the breath.

Raymond Myers - *The Benchmark Company - Analyst*

Okay, well, all what we heard so far which is improved cash cycle management, certainly in the fourth quarter, and a little less investment, a little more in the revenue growth from the new products, speaks to continued strong cash flow for the foreseeable future.

Have you given much thought to how you will deploy your cash in the future, and whether there might be a program of long-standing return of cash to shareholders?

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

Well, as I have said, one of the things I said in my comments -- we're going to be looking at all those issues over the next few months. Those are long-term issues that our Board needs to be able to go consider how we are going to be able to do it. Clearly, we did talk about doing a cash buyback, I mean a stock buyback that we expect to go commence shortly. And all those other options are things that we are going to have under consideration over the next few months.

Raymond Myers - *The Benchmark Company - Analyst*

Great. Thank you, Dr. Grodman.

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

All right, thank you.

Operator

Robert Willoughby, Bank of America Merrill Lynch.

Erin Wilson - *Bank of America Merrill Lynch - Analyst*

Hi, this is Erin Wilson, in for Bob today. I guess given that you've had little need or, I guess, little dependence on the capital markets in the past, what sort of benefit do you get by being in the public markets, given the hassles of late?

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

I have a chance to go have these calls. And beyond that, I think that is part of the issues that we need to go look at. As I said, we're looking at a number of issues and alternatives for us over the next few months. We have not raised money in the public markets. The last time we raised money was, I think, in 1993. The last private equity, private deal we did was in 2001 and we still have that cash. It was for $1.4 million.

I think that we have to take a hard look at all of our alternatives over the course of the next few months. And I think that we will -- that is exactly what our Board will do.

Erin Wilson - *Bank of America Merrill Lynch - Analyst*

Okay, great, thank you.

Operator

Ladies and gentlemen, we have no more questions at this time.

I would now like to turn the call back over to Dr. Grodman for any closing remarks.

Marc Grodman - *Bio-Reference Laboratories, Inc. - President and CEO*

I want to thank everybody for being on the call. Again, I apologize for the short notice. We are proud of what we have built here. This coming week, we will be celebrating our 25th year on NASDAQ. I think that is an important accomplishment for a clinical revelatory laboratory, which is a relatively new business. To be doing this for 25 years, I think, speaks something about our ability to go in and weather storms and produce good results.

I want to thank all of you, and wish you a happy and healthy holiday season and New Year. Thank you very much.

Operator

Ladies and gentlemen, this concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.